Exhibit 99.1

FOR IMMEDIATE RELEASE Melanie Bell, AMC Theatres (816) 480-2560 mbell@amctheatres.com

AMC Entertainment Inc. and Loews Cineplex

Entertainment Corporation Complete Merger

Kansas City, Missouri – January 26, 2006 – AMC Entertainment Inc. today announced that it has completed its merger with Loews Cineplex Entertainment Corporation, creating a worldwide leader in the theatrical exhibition industry. In accordance with the terms of the merger agreement governing the transaction, Loews Cineplex Entertainment Corporation has been merged into AMC Entertainment Inc., with AMC Entertainment Inc. continuing as the surviving corporation. Loews Cineplex Entertainment Corporation’s holding company, LCE Holdings, Inc., has similarly been merged into Marquee Holdings Inc., the holding company of AMC Entertainment Inc., with Marquee Holdings Inc. continuing as the holding company of the merged businesses.

The merged company will be called AMC Entertainment Inc. and will continue to be headquartered in Kansas City, Missouri. The company will have interests in approximately 415 theatres with 5,672 screens in 29 states and the District of Columbia and 11 countries outside of the United States. Peter C. Brown will remain chairman and chief executive officer, and the combined company will have approximately 24,000 associates serving more than 250 million guests annually.

As a result of the merger, approximately 60 percent of the outstanding capital stock of Marquee Holdings Inc. will be held by the existing shareholders and approximately 40 percent will be held by the former shareholders of Loews Cineplex Entertainment Corporation. Our significant shareholders include: affiliates of Apollo Management, L.P. (approximately 21 percent); affiliates of J.P. Morgan Partners, LLC (approximately 21 percent); affiliates of Bain Capital, LLC (approximately 15 percent); affiliates of The Carlyle Group (approximately 15 percent); affiliates of Spectrum Equity Investors (approximately 10 percent); and other co-investors and members of management (approximately 18 percent).

“This is a momentous day in the history of the theatrical exhibition industry,” Brown said. “AMC and Loews bring together more than 185 years of combined operating history with a shared commitment to providing guests with the best possible out-of-home entertainment experience. We look forward to many years of continued growth, innovation and the opportunity to serve our guests.”

Travis Reid, former Loews Cineplex Entertainment Corporation president and chief executive officer will serve as a member of the board of Marquee Holdings Inc., and will be available on a consulting basis to assist with the transition and integration process.

“This merger creates one of the biggest and best movie theatre companies in the world,” Reid said. “Associates of both Loews and AMC should take pride in contributing to the birth of this great new company. The Loews team has been working alongside AMC for the past several months to help position the new company for a seamless integration, and I applaud Peter and his leadership team for their dedication to the successful completion of the merger.”

While the full integration process will take a few months, the new entity will immediately honor all gift cards, gift certificates and group tickets previously issued or purchased from AMC or Loews.

In connection with the completion of the merger, AMC Entertainment Inc. repurchased $315 million in aggregate principal amount, or 100 percent, of Loews Cineplex Entertainment Corporation’s outstanding 9 percent Senior Subordinated Notes due 2014 that were tendered in the tender offer and consent solicitation launched December 21, 2005; issued $325 million in aggregate principal amount of 11 percent Senior Subordinated Notes due 2016; and refinanced $850 million in aggregate principal amount of the senior credit facilities of AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation.

###

About Marquee Holdings Inc. and AMC Entertainment Inc.

Marquee Holdings Inc. is a holding company that conducts its business through its subsidiary AMC Entertainment Inc. AMC Entertainment Inc. is a worldwide leader in the theatrical exhibition industry. With a history of industry leadership and innovation dating back to the early 1900s, the company today serves more than 250 million guests annually through interests in 415 theatres and 5,672 screens in 12 countries including the United States. The company is headquartered in Kansas City, Missouri. Additional information is available online at www.amctheatres.com.

About Apollo Management, L.P.

Apollo Management, L.P., founded in 1990, is among the most active and successful private investments firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally, and is currently managing Apollo Investment Fund VI, L.P., its most recent fund with committed capital of $10.1 billion.

About J.P. Morgan Partners, LLC

J.P. Morgan Partners, LLC (JPMP) is a leading private equity firm with approximately $10 billion in capital under management as of December 31, 2005. Since its inception in 1984, JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies. With more than 75 investment professionals in five principal offices throughout the world, JPMP is an experienced investor in companies with worldwide operations. JPMP is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States, and is a registered investment adviser with the Securities and Exchange Commission.

About Bain Capital

Bain Capital (www.baincapital.com) is a leading global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with more than $27 billion in assets under management. Since its inception in 1984, Bain Capital’s private equity team has made investments and add-on acquisitions in over 230 companies around the world, including such leading media, entertainment and publishing companies as Warner Music Group, ProSieben SAT1 Media AG, Houghton Mifflin, Advertising Directory Solutions, and Artisan Entertainment. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

About The Carlyle Group

The Carlyle Group is a global private equity firm with $35 billion under management. Carlyle invests in buyouts, venture capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, the firm has invested $14.9 billion of equity in 439 transactions for a total purchase price of $51.9 billion. The Carlyle Group employs more than 630 people in 14 countries. In the aggregate, Carlyle portfolio companies have more than $30 billion in revenue and employ more than 131,000 people around the world. Visit www.carlyle.com for additional information.

About Spectrum Equity Investors

Spectrum Equity Investors (www.spectrumequity.com) is a private equity firm specializing in investments in established companies in the media, communications, entertainment, and information and business services industries. Spectrum manages private equity funds representing $4 billion in committed capital. Representative investments include CBD Media, Classic Media, Eutelsat, Loews Cineplex Entertainment, MyFamily, and Risk Metrics.